Exhibit 99.1

NEWS FROM

For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER 2016 RESULTS
Sales Increase 8 Percent; EPS – As Adjusted Increases 33%

ST. LOUIS, May 3, 2016 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the Company) today reported its operating results for the second quarter ended March 31, 2016 (Q2 2016).
Management previously announced certain 2016 restructuring actions as described and quantified in the Company’s October 8, 2015 and November 12, 2015 releases. The costs associated with these restructuring actions were excluded from Management’s 2016 quarterly and full year earnings guidance communicated at the start of the year. Management will continue to quantify these costs in its quarterly earnings reports when presenting its operating results on an EPS – As Adjusted basis, which will be reconciled to the respective GAAP equivalents.
By excluding the specific restructuring charges when discussing non-GAAP financial measures, Management believes EPS – As Adjusted is more representative of the Company’s ongoing performance and allows shareholders better visibility into the Company’s underlying operations.

EPS Summary

Q2 2016 EPS – As Adjusted was $0.40 per share, reflecting a 33 percent increase over Q2 2015 EPS from continuing operations of $0.30 per share.
Management previously provided Q2 2016 guidance in the range of $0.31 to $0.36 per share. Each of the Company’s operating units, with the exception of VACCO (timing of certain product deliveries between Q2 and Q3), exceeded earnings expectations in Q2 2016.
Q2 2016 EPS – As Adjusted excludes after-tax charges of $1.7 million, or $0.07 per share, related to the previously announced exit of Test’s operating facilities in Germany and England and the impact of its domestic headcount reductions, plus Doble’s closure of its Brazil operating office and the elimination of other administrative costs.
Q2 2015 EPS – As Adjusted reflects the impact of Test’s previously described Q4 2015 non-cash charges that were adjusted to reflect $1.0 million, or $0.03 per share of the charges in Q2 2015.
Q2 GAAP EPS was $0.33 per share and $0.29 per share in 2016 and 2015, respectively.

Segment Reporting Update

To enhance shareholders’ understanding of the Company’s underlying operations, Management has expanded the presentation of its reporting segments to include “Technical Packaging.” The operating results of Plastique and Fremont have been combined with the Company’s Thermoform Engineered Quality LLC (TEQ) operating subsidiary, and are now reported as part of the Technical Packaging reporting segment. TEQ was previously included in the Filtration/Fluid Flow reporting segment.
The Filtration/Fluid Flow reporting segment is now comprised of Crissair, Inc. (Crissair), PTI Technologies Inc. (PTI), and VACCO Industries (VACCO). The RF Shielding and Test (Test) and Utility Solutions Group (USG) reporting segments are unchanged.
The expanded segment presentation has no impact on the Company’s previously reported Consolidated Financial Statements.

Q2 Operating Highlights

•	Q2 2016 sales increased $10 million, or 8 percent, to $139 million compared to $129 million in Q2 2015;
•
Q2 2016 Filtration sales increased $0.3 million (aerospace sales increased, partially offset by VACCO’s sales decrease due to quarterly timing), Technical Packaging sales increased $10 million (Plastique added $5 million in sales for its first two months of operations since the date of acquisition), Test sales decreased $1 million (project timing in the respective quarterly periods), and USG sales increased $2 million (higher software and services revenues);

•	Q2 gross margin percentages were approximately 37 percent in both periods presented;
•
Despite the addition of Plastique and Fremont during 2016, SG&A decreased in Q2 2016, resulting from a lower cost structure at Test and Doble, lower operating costs in Filtration, partially offset by higher Corporate spending on professional fees primarily related to M&A activities;

•	The effective tax rate was 36.8 percent in Q2 2016 compared to 37.6 percent in Q2 2015;
•	Q2 2016 orders were $130 million and YTD 2016 orders $273 million, which resulted in an ending backlog of $328 million at March 31, 2016; and,
•	Net debt at March 31, 2016 was $60 million ($39 million of cash and $99 million of borrowings) and includes the impact of the purchases of Plastique and Fremont in 2016.

Share Repurchase

During Q2 2016, the Company spent $3 million to repurchase approximately 87,000 of its outstanding shares in the open market. The Company’s share repurchase authorization extends through September 30, 2017, and Management expects to continue to opportunistically repurchase its shares under this authorization.

2016 Restructuring Actions - Status Update

    The 2016 restructuring actions are substantially complete as of March 31, 2016, and the cumulative costs incurred YTD ($5.5 million pretax, $5.2 million after tax, $0.20 per share) are below the original budget. Approximately $2 million of pretax costs are expected to be incurred during Q3 2016.

Management continues to expect that these actions, when fully implemented, will result in the Test business EBIT margins increasing into the low-to-mid teens.

Chairman’s Commentary – Q2 2016

Vic Richey, Chairman and Chief Executive Officer, commented, “We wrapped up Q2 with another solid performance coming from all of our operating segments. Compared to our February expectations, we beat the high end of our adjusted earnings range by $0.04 per share, and beat our cash flow forecast and our orders outlook by several million dollars.
“To provide additional operational insight into the Company following our recent acquisitions, beginning with this release, we are presenting our TEQ, Fremont and Plastique businesses as the Technical Packaging reporting segment. This segment now represents an annualized run rate of approximately $90 million in revenues, delivering above industry-average EBIT margins.
“Our Technical Packaging group now has scale and market leadership positions throughout the highly-engineered technical thermoformed plastics and precision molded pulp fiber packaging markets serving the healthcare, pharmaceutical, personal care, and various specialty end markets. The opportunities to leverage this scale and capitalize on the joint strengths across our respective end markets, customer base, and global footprint have created an exciting growth opportunity for us.
“Our legacy TEQ business continued to outperform earlier expectations driven by the growth in the KAZ program, as well as several new medical and pharma customer wins. Adding Plastique’s nearly $5 million in revenues in Q2, which was consistent with the acquisition plan outlook, bodes well for this segment’s performance over the balance of the year.
“Filtration continues to outperform our expectations primarily driven by the continued upcycle in the global aerospace market, and our solid position on the early stages of deliveries of our new platforms such as the A-350. While VACCO’s Q2 sales were lower than expected due to a few customer related timing items, their year remains on track.
“I’m very pleased with the progress we’ve made on Test’s restructuring actions as we are nearly complete and are ahead of plan and under budget. We are seeing meaningful reductions in the overall cost structure and the operational improvement initiatives we put in place earlier are taking shape quite nicely. The management changes we implemented are making a noticeable impact and are setting up nicely for the balance of the year and beyond.
“Doble continued to make a significant contribution with another strong quarter by delivering a 25 percent EBIT margin as adjusted, despite some softness in hardware deliveries. Our new product, software and solution offerings continue to gain traction, and ENOSERV continued to perform above expectations in Q2 2016. Doble continues to show tangible growth opportunities on both the near-term and long-term horizon.
“In early April, I attended our annual world-wide “Doble Client Conference” in Boston and was very pleased to see yet another year of record attendance, as over 1,500 clients participated in the weeklong event which showcases Doble’s unsurpassed client service offerings to electric utilities worldwide.
“Overall, given the macro headwinds facing most global industrial companies, I’m pleased to see a solid YTD order profile and strong cash flow generation compared to our beginning of the year expectations and normal quarterly seasonality. Our March 31st order backlog and YTD cash flow are well ahead of plan.
 “On the acquisition front, I remain hopeful that we can execute on additional transactions over the balance of the year as we continue to review numerous acquisition candidates. Acquisitions remain a key element to supplement our growth, and we will remain disciplined in our approach to ensure we can generate an attractive return on these investments.
“We continue to have a favorable view of our future and our goal remains the same – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 19, 2016 to stockholders of record on July 5, 2016.

Business Outlook – Fiscal Year 2016

As a result of the YTD 2016 operating performance and the addition of Plastique, Management now expects 2016 EPS – As Adjusted to be in the range of $1.95 to $2.02 per share (increased from $1.90 to $2.00), which excludes the 2016 restructuring charges described earlier. The majority of the 2016 restructuring charges were incurred during the first half of the year, negatively impacting GAAP EPS.
Management’s previous expectations related to the quarterly profile and second half weighting of 2016 sales and earnings remain unchanged. The quarterly timing of the YTD 2016 EPS – As Adjusted was slightly better than Management’s original outlook.
Management expects Q3 2016 EPS – As Adjusted to be in the range of $0.40 to $0.45 per share, excluding the Q3 impact of the 2016 restructuring charges.

Chairman’s Commentary – Balance of FY 2016

Mr. Richey continued, “Driven by the strong results achieved in the first half of 2016, along with the solid contributions from Plastique and Fremont, I remain confident in our outlook for 2016, and our ability to meet our increased EPS goals. Our outlook for the balance of 2016 sets us up nicely for continued growth beyond this year.
“I’m confident that our actions taken to significantly lower our operating cost structure and narrow our focus, provide us with the opportunity to increase our future operating margins and improve our competitive positions across our various end-markets.
“I firmly believe our market leadership positions and the breadth and diversity of our new product offerings, allow us to grow organically at meaningful levels. We continue to see opportunities to supplement this organic growth through accretive acquisitions, and we remain committed to our longer-term growth targets and EPS goals.”

Conference Call

The Company will host a conference call today, May 3, at 4:00 p.m. Central Time, to discuss the Company’s Q2 2016 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 73047115).

Forward-Looking Statements

Statements in this press release regarding the Company’s expected 2016 and beyond operating results, revenue and sales growth, EBIT, EBIT margins, corporate costs, the timing, benefits, costs and savings associated with the cost reduction activities and restructuring actions, effective tax rates, EPS, EPS – As Adjusted, EPS growth, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, the success of acquisition efforts, the success of new products and solutions, the size, number and timing of future sales and growth opportunities, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.
Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and the following: the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; the appropriation and allocation of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of select acquisitions; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of cost reduction and profit improvement initiatives and restructuring activities.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin, and EPS – As Adjusted are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales, and Q2 2016 EPS – As Adjusted as GAAP earnings per share (EPS) excluding the Q2 2016 defined restructuring charges of $0.07 per share.
EBIT, EBIT margin, and EPS – As Adjusted are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin, and EPS – As Adjusted provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the corresponding GAAP measures is included in the attached tables.
ESCO, headquartered in St. Louis: Manufactures highly-engineered filtration and fluid control products for the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of the electric utility industry and industrial power users; and, produces custom thermoformed packaging, pulp based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

-  tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

Three Months Ended March 31, 2016	Three Months Ended March 31, 2015

Net Sales	$138,930	128,941

Cost and Expenses:
Cost of sales	88,118		81,142
Selling, general and administrative expenses	32,529		32,931
Amortization of intangible assets	2,895		2,220
Interest expense	368		213
Other expenses (income), net	1,405		(354)
Total costs and expenses	125,315		116,152

Earnings before income taxes	13,615		12,789
Income taxes	5,005		4,807

Net earnings from continuing operations	8,610		7,982

Loss from discontinued operations, net of tax
benefit of $201	0		(372)
Net earnings	$8,610		7,610

Diluted EPS - GAAP
Continuing operations	$0.33		0.30
Discontinued operations	0.00		(0.01)
Net earnings	0.33		0.29

Diluted EPS - As Adjusted	$0.40	(1)	0.29

Diluted average common shares O/S:	25,931		26,179

(1)	As Adjusted excludes $1.7 million (or $0.07 per share) of previously announced adjustments for restructuring charges incurred at ETS & Doble during the second quarter of fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2016		Six Months Ended March 31, 2015

Net Sales	$271,763		249,488
Cost and Expenses:
Cost of sales	168,167		152,763
Selling, general and administrative expenses	65,820		66,435
Amortization of intangible assets	5,589		4,093
Interest expense	597		408
Other expenses (income), net	5,007		(575)
Total costs and expenses	245,180		223,124

Earnings before income taxes	26,583		26,364
Income taxes	9,144		8,359

Net earnings from continuing operations	17,439		18,005

Loss from discontinued operations, net of tax
benefit of $201	0		(372)
Net earnings	$17,439		17,633

Diluted EPS - GAAP
Continuing operations	$0.67		0.68
Discontinued operations	0.00		(0.01)
Net earnings	0.67		0.67

Diluted EPS - As Adjusted	$0.87	(1)	0.67

Diluted average common shares O/S:	25,986		26,302

(1)	As Adjusted excludes $5.2 million (or $0.20 per share) of previously announced adjustments for restructuring charges incurred at ETS & Doble during the first six months of fiscal 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

		GAAP		Q2 2016 Adjustments (1)	As Adjusted
		Q2 2016	Q2 2015		Q2 2016	Q2 2015
Net Sales
	Filtration	$49,045	48,773		49,045	48,773
	Technical Packaging	19,270	9,655		19,270	9,655
	Test	40,601	42,084		40,601	42,084
	USG	30,014	28,429		30,014	28,429
	Totals	$138,930	128,941	0	138,930	128,941

EBIT
	Filtration	$9,064	10,987		9,064	10,987
	Technical Packaging	2,747	1,064		2,747	1,064
	Test	2,505	2,465	1,201	3,706	2,465
	USG	7,208	4,855	171	7,379	4,855
	Corporate	(7,541)	(6,369)	10	(7,531)	(6,369)
	Consolidated EBIT	13,983	13,002	1,382	15,365	13,002
	Less: Interest expense	(368)	(213)		(368)	(213)
	Less: Income tax expense	(5,005)	(4,807)	367	(4,638)	(4,807)
	Net earnings from cont ops	$8,610	7,982	1,749	10,359	7,982

Note:	Depreciation and amortization expense was $5.9 million and $4.6 million for the quarters ended March 31, 2016 and 2015, respectively.

(1)	Adjustments consist of $1.7 million (or $0.07 per share) of restructuring charges at ETS & Doble during the second quarter of 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

		GAAP		YTD Q2 2016 Adjustments (1)	As Adjusted
		YTD	YTD		YTD	YTD
		Q2 2016	Q2 2015		Q2 2016	Q2 2015
Net Sales
	Filtration	$91,361	89,657		91,361	89,657
	Technical Packaging	32,491	16,282		32,491	16,282
	Test	83,374	81,505		83,374	81,505
	USG	64,537	62,044		64,537	62,044
	Totals	$271,763	249,488	0	271,763	249,488

EBIT
	Filtration	$17,348	18,337		17,348	18,337
	Technical Packaging	4,560	790		4,560	790
	Test	4,843	5,059	3,713	8,556	5,059
	USG	15,457	14,832	1,494	16,951	14,832
	Corporate	(15,028)	(12,246)	303	(14,725)	(12,246)
	Consolidated EBIT	27,180	26,772	5,510	32,690	26,772
	Less: Interest expense	(597)	(408)		(597)	(408)
	Less: Income tax expense	(9,144)	(8,359)	(294)	(9,438)	(8,359)
	Net earnings from cont ops	$17,439	18,005	5,216	22,655	18,005

Note:	Depreciation and amortization expense was $11.2 million and $8.9 million for the six month periods ended March 31, 2016 and 2015, respectively.

(1)	Adjustments consist of $5.2 million (or $0.20 per share) of restructuring charges at ETS & Doble during the first six months of 2016.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2016	September 30, 2015

Assets
Cash and cash equivalents	$38,759	39,411
Accounts receivable, net	123,812	102,607
Costs and estimated earnings on
long-term contracts	23,756	28,387
Inventories	103,418	99,786
Current portion of deferred tax assets	15,618	15,558
Other current assets	15,594	12,502
Total current assets	320,957	298,251
Property, plant and equipment, net	89,954	77,358
Intangible assets, net	204,215	190,748
Goodwill	305,758	291,157
Other assets	7,792	6,694
	$928,676	864,208

Liabilities and Shareholders' Equity
Short-term borrowings and current	$20,890	20,000
maturities of long-term debt
Accounts payable	34,195	37,863
Current portion of deferred revenue	23,016	21,498
Other current liabilities	60,950	63,850
Total current liabilities	139,051	143,211
Deferred tax liabilities	78,805	74,469
Other liabilities	35,569	32,346
Long-term debt	78,000	30,000
Shareholders' equity	597,251	584,182
	$928,676	864,208

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Six Months Ended March 31, 2016
Cash flows from operating activities:
Net earnings	$17,439
Adjustments to reconcile net earnings
to net cash provided by operating activities:
Depreciation and amortization	11,238
Stock compensation expense	2,689
Changes in assets and liabilities	(26,494)
Effect of deferred taxes	1,646
Change in deferred revenue and costs, net	1,992
Other	569
Net cash provided by operating activities	9,079

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(41,308)
Capital expenditures	(5,284)
Additions to capitalized software	(3,716)
Net cash used by investing activities	(50,308)

Cash flows from financing activities:
Proceeds from long-term debt	76,890
Principal payments on long-term debt	(28,000)
Dividends paid	(4,131)
Purchases of common stock into treasury	(3,088)
Debt issuance costs	(1,037)
Other	89
Net cash provided by financing activities	40,723

Effect of exchange rate changes on cash and cash equivalents	(146)

Net decrease in cash and cash equivalents	(652)
Cash and cash equivalents, beginning of period	39,411
Cash and cash equivalents, end of period	$38,759

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog and Entered Orders - Q2 FY 2016	USG	Test	Filtration	Technical Packaging	Total
Beginning Backlog - 1/1/16	$32,977	91,297	193,329	19,797	337,400
Entered Orders	29,040	34,674	42,191	23,983	129,888
Sales	(30,014)	(40,601)	(49,045)	(19,270)	(138,930)
Ending Backlog - 3/31/16	$32,003	85,370	186,475	24,510	328,358

Backlog and Entered Orders - YTD Q2 FY 2016	USG	Test	Filtration	Technical Packaging	Total
Beginning Backlog - 10/1/15	$36,272	95,129	178,844	17,264	327,509
Entered Orders	60,268	73,615	98,992	39,737	272,612
Sales	(64,537)	(83,374)	(91,361)	(32,491)	(271,763)
Ending Backlog - 3/31/16	$32,003	85,370	186,475	24,510	328,358